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                                                                    EXHIBIT 23.4

                  [INTERNATIONAL DATA CORPORATION LETTERHEAD]





                                                          May 9, 2000



Credit Suisse First Boston
2400 Hanover Street
Palo Alto, CA 94304

Credit Suisse First Boston has permission to use the following statistics as stated below.

"IDC estimates that worldwide shipments of smart handheld devices will grow from approximately 8.2 million units in 1999 to approximately 35.5 million units in 2003". Source: IDC, analyst Jill House, 2000.

Sincerely,

/s/ Alexa McCloughan

Alexa McCloughan
Senior Vice President






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